EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Announces Preliminary Results for the

Fourth Quarter and 2010

- Strong Fourth Quarter Produces 10% Organic Growth in 2010 -

- Company Provides Revenue Guidance for 2011 -

HOPKINTON, Mass., January 13, 2011 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today announced preliminary revenue for the fourth quarter of 2010 of approximately $36.0 million, which implies fiscal 2010 revenue of approximately $123.5 million, or 10% organic annual growth. The Company’s fourth quarter revenue estimate exceeds the upper end of its previous revenue guidance by approximately $2.5 million for this period due to stronger than anticipated performance by each of its strategic business units.   The Company also expects to report positive non-GAAP earnings per share for the fourth quarter and on a full year basis for 2010.

The Company expects to report cash, cash equivalents and marketable securities of approximately $35 million and no outstanding short-term borrowings as of December 31, 2010.  In addition, the Company announced that it expects to report positive operating cash flows of between $3.5 - $4.0 million within the fourth quarter and on a full-year basis for 2010.

These financial estimates are preliminary and remain subject to management’s final review as well as audit by the Company’s independent registered accounting firm.  Please refer to the table below for reconciliation of the Company’s non-GAAP organic revenue growth estimate of 10% to the comparable GAAP growth measure.

“We exceeded key financial objectives for 2010 by achieving double digit revenue growth, improving gross margin by over 800 basis points and delivering in excess of $6 million of EBITDA, while also accomplishing significant strategic milestones including the divestiture of the remaining non-core automation product lines,  the signing of microfluidic product collaborations with Illumina, Sony and Agilent, and the launch of new sample prep products to exploit the fast-growing next generation sequencing market opportunity,” commented Kevin Hrusovsky, President and CEO.  “Other recent highlights include surpassing 1,000 cumulative IVIS imaging systems sold, acquiring tissue analysis capabilities via our acquisition of CRi and entering the rapidly expanding molecular diagnostics market through the recent launch of the LabChip® Dx and a content partnership with Seegene, a leader in multiplexed diagnostic reagents. Today, we are pleased to announce we received our first order from Seegene for 17

LabChip Dx systems valued at over $500,000 to be shipped over the next three months to customers in six countries,” added Hrusovsky.

2011 Revenue Guidance

For 2011, the Company currently expects total revenue to increase between 12- 20% overall, in comparison to non-GAAP revenues of approximately $120 million for fiscal 2010.  See table below for reconciliation.

Statement Regarding Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures.  The non-GAAP organic revenue growth percentage in this press release excludes the impact of revenue from business operations which were divested in the second quarter of 2010.  Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of Caliper’s operations and increases the comparability of its current financial statements to prior periods.  Non-GAAP earnings per share as referred to in this press release refers to GAAP earnings per share, adjusted to exclude amortization expense related to intangible assets, non-cash restructuring charges and credits, and non-recurring acquisition-related charges.

Presentation at Today’s J.P. Morgan Conference

As announced in a separate press release issued by the company on January 5, 2011, Caliper will today make a presentation at the J.P. Morgan Healthcare Conference in San Francisco, California. A live webcast of the presentation can be accessed by visiting Caliper’s website at www.caliperLS.com.  To access the webcast, select “Investors” and find the event under “Investor Events”.  An archived edition of the presentation will be available for 90 days.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding Caliper’s anticipated total revenue for the fourth quarter of 2010 and for 2010, its expectation that it will report positive non-GAAP earnings per share in the fourth quarter and on a full year basis in 2010, its expected cash position as of December 31, 2010, its expectation that it will report positive operating cash flows in the fourth quarter and on a full-year basis for 2010, and its projected revenue growth estimates for 2011 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those Caliper expects or projects, including the risks that unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing Caliper’s financial results for the fourth quarter and for 2010, which could cause the final results to differ from these preliminary results.  Finalization of Caliper’s financial results for 2010 could lead to revisions in its current expectations regarding revenue for the quarter and year ended December 31, 2010 and for the year ending December 31, 2011. Further information on risks faced by Caliper is included in risks discussed under the caption “Risk Factors” in Caliper’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010, and in our other SEC reports and filings. These SEC reports and filings are available on a web site maintained by the SEC at http://www.sec.gov. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Caliper’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Investor Contact:
Peter F. McAree
Senior Vice President and CFO
Caliper Life Sciences
774.278.2215

Media Contact:
Benjamin Navon/Kristin Villiotte
Schwartz Communications
781.684.0770
caliper@schwartz-pr.com

Reconciliation of GAAP to Non-GAAP Financial Measures

Non-GAAP Revenues for the Three and Twelve Months Ended December 31, 2010

	December 31,
	Three Months Ended		Twelve Months Ended
	2010	2009	2010	2009
	(in millions)
Unaudited GAAP revenues	$36.1	$37.7	$123.5	$130.4
Effect of divested business operations (1)	—	4.4	3.6	20.1
Unaudited Non-GAAP revenues	$36.1	$33.3	$119.9	$110.3
Non-GAAP growth rate	8%		9%
FX impact (fav)/unfav	2%		1%
Organic growth rate	10%		10%

(1)          Divested business operations include the sale of the RapidTrace and TurboVap product lines in the second quarter of 2010 and the sale of the Xenogen Biosciences service business in the fourth quarter of 2009.

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